                                                                    Exhibit 10.6

                      FUEL SUPPLY AND MANAGEMENT AGREEMENT

                                    between

                               ELWOOD ENERGY LLC
                             ELWOOD ENERGY II, LLC
                             ELWOOD ENERGY III, LLC


                                      and


                        CINERGY MARKETING & TRADING, LLC


                            dated as of May 1, 2001

                               TABLE OF CONTENTS

                                                                                                 Page
ARTICLE I DEFINITIONS..........................................................................     2
ARTICLE II TERM AND DESIGNATED REPRESENTATIVES.................................................     6
     2.1   Term................................................................................     6
     2.2   Designated Representatives..........................................................     7
ARTICLE III RESPONSIBILITIES OF FUEL MANAGER...................................................     7
     3.1   Supply and Delivery of Gas..........................................................     7
     3.2   Contract Management and Administration..............................................     7
     3.3   Quality of Gas......................................................................     8
     3.4   Compliance..........................................................................     8
     3.5   Metering............................................................................     8
     3.6   Sale of Power to Elwood.............................................................     8
ARTICLE IV RESPONSIBILITIES OF ELWOOD..........................................................     9
     4.1   On-Site Gas Handling Equipment......................................................     9
     4.2   Notice of Facility Operations.......................................................     9
     4.3   Loaned Gas Balance..................................................................     9
     4.4   Operation of the Facility...........................................................     9
     4.5   Status of T&B Agreement.............................................................    10
ARTICLE V PAYMENTS RELATED TO GAS..............................................................    10
     5.1   Payments by Elwood..................................................................    10
     5.2   Payments by Fuel Manager............................................................    11
ARTICLE VI OFFSET RIGHTS.......................................................................    12
     6.1   Offset Rights.......................................................................    12
ARTICLE VII BILLINGS AND PAYMENT...............................................................    13
     7.1   Information from Nicor Gas..........................................................    13
     7.2   Invoices by Fuel Manager............................................................    13
     7.3   Records.............................................................................    13
     7.4   Interest............................................................................    13
     7.5   Billing Disputes....................................................................    13
     7.6   Days/Business Days..................................................................    14
ARTICLE VIII AGENCY............................................................................    14
     8.1   Grant of Agency.....................................................................    14
     8.2   Limitations on Agency...............................................................    15
     8.3   No Transfer.........................................................................    15
     8.4   Obligations of Agent................................................................    15
     8.5   Notice of Agency....................................................................    15
ARTICLE IX ADDITIONAL COVENANTS................................................................    15
     9.1   Assignment..........................................................................    15
     9.2   Taxes on Gas........................................................................    17
     9.3   Fuel Manager Guaranty...............................................................    18
     9.4   Elwood Guaranties...................................................................    18
ARTICLE X DEFAULT AND TERMINATION..............................................................    18
     10.1  Termination of Agency...............................................................    18

     10.2  Termination upon Enforcement Action.................................................    18
     10.3  Fuel Manager Default................................................................    18
     10.4  Elwood Default......................................................................    20
     10.5  Release of Obligations..............................................................    20
ARTICLE XI INDEMNITY...........................................................................    21
     11.1  Fuel Manager Indemnity..............................................................    21
     11.2  Elwood Indemnity....................................................................    21
     11.3  Survival............................................................................    22
ARTICLE XII LIMITATION OF LIABILITY............................................................    22
     12.1  Limitation of Liability.............................................................    22
ARTICLE XIII REPRESENTATIONS AND WARRANTIES....................................................    23
     13.1  By Fuel Manager.....................................................................    23
     13.2  By Elwood...........................................................................    23
ARTICLE XIV FORCE MAJEURE......................................................................    24
     14.1  Force Majeure Generally.............................................................    24
     14.2  Definition of Force Majeure.........................................................    25
     14.3  Exclusions from Force Majeure.......................................................    26
     14.4  Extended Force Majeure..............................................................    26
ARTICLE XV MISCELLANEOUS.......................................................................    26
     15.1  Notices.............................................................................    26
     15.2  Governing Law.......................................................................    27
     15.3  Copies..............................................................................    28
     15.4  Non Waiver..........................................................................    28
     15.5  Headings............................................................................    28
     15.6  Binding Effect......................................................................    28
     15.7  Severability; Merger................................................................    28
     15.8  Confidentiality.....................................................................    28
     15.9  Disagreements.......................................................................    29
     15.10 Survival............................................................................    29
     15.11 Counterparts........................................................................    29

Exhibits:
     Exhibit A    Communications Protocol
     Exhibit B    Fuel Manager Guaranty
     Exhibit C-1  Elwood Guaranty (Dominion Energy, Inc.)
     Exhibit C-2  Elwood Guaranty (Peoples Energy Corporation)

                     FUEL SUPPLY AND MANAGEMENT AGREEMENT

     This AGREEMENT is made as of May 1, 2001 between ELWOOD ENERGY LLC, ELWOOD ENERGY II, LLC and ELWOOD ENERGY III, LLC, all of which are Delaware limited liability companies, (collectively "Elwood"), and CINERGY MARKETING & TRADING, LLC, a Delaware limited liability company ("Cinergy" or "Fuel Manager"). Elwood and Cinergy are sometimes referred to herein individually as a "party" or collectively as the "parties."

                                   RECITALS
                                   --------

     A. Elwood Energy LLC is the developer of, and owns and operates, a nominally 600 MW gas-fired power generation facility in Elwood, Illinois. Elwood Energy II, LLC and Elwood Energy III, LLC are in the process of developing and constructing additional generation facilities on the existing site of Elwood Energy LLC. Upon the completion of this construction in the spring of 2001, Elwood Energy II, LLC and Elwood Energy III, LLC will own and operate 300 MW and 450 MW of gas-fired power generation, respectively. Collectively, Elwood will own and operate 1350 MW of gas-fired power generation in Elwood, Illinois (the "Facility"). The Facility is comprised of nine (9) GE 7FA simple cycle combustion turbines of which Units 1 through 4 are owned and operated by Elwood Energy LLC, Units 5 and 6 are owned and operated by Elwood Energy II, LLC and Units 7 through 9 are owned and operated by Elwood Energy III, LLC.

     B. Elwood has agreed to sell during the Term of this Agreement, the capacity, energy and ancillary services from Units 1 through 4 and Unit 9 to Exelon Generation Company, LLC and from Units 5 through 8 to Aquila Energy Marketing Corporation and Utilicorp United, Inc.

     C. In connection with securing Gas for the Facility, Elwood has entered into a Gas Transportation and Balancing Agreement dated as of May 1, 2001, with Northern Illinois Gas Company d/b/a Nicor Gas Company ("Nicor Gas" or "Nicor") (the "Nicor T&B Agreement") under which Nicor Gas will provide transportation, balancing and storage services for quantities of Gas (as defined herein) delivered to Nicor Gas or The Peoples Gas Light and Coke Company ("Peoples Gas") for the account of Elwood via the interstate pipeline facilities of Northern Border Pipeline Company ("NBPL") , Alliance Pipeline Company ("APL") and Natural Gas Pipeline Company of America ("NGPL") and will redeliver such quantities to Elwood at the Facility or into storage.

     D. Subject to the terms and conditions of this Agreement, Fuel Manager has agreed to serve as Fuel Manager by taking on the exclusive rights and obligation to procure, schedule and deliver to Nicor and/or Peoples Gas volumes sufficient to meet Elwood's requirements for Gas at the Facility, including the management and administration of the Nicor T&B Agreement and any other agreements of Elwood specified herein.

                                   ARTICLE I
                                  DEFINITIONS

     Whenever capitalized terms appear in this Agreement, they shall have the meanings set forth below:


     "Affiliate" when used with respect to any Person, means any Person controlling, controlled by or under common control with such Person. For the purposes of this definition, the term "controlling" (and, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

     "Agent" has the meaning set forth in Section 8.1(a).

     "APL" means Alliance Pipeline Company

     "Btu" means British Thermal Unit, as calculated in the NBPL FERC Gas
Tariff.

     "Business Day" means any day that is not a Saturday, Sunday or any Federal Reserve Bank holiday.

     "Central Clock Time" means the prevailing time (i.e., Standard Time or Daylight Savings Time) on any given day in the Central Time zone.

     "Cinergy's Forecast Burn" shall be the estimate of Facility Consumption of Gas for the next Gas Day given by Cinergy to Nicor in accordance with Exhibit A,
                                                                      ---------
which shall be deemed to be the Forecast Burn described in the Nicor T&B Agreement except on Special Days as provided in Exhibit A.
                                                ---------

     "Communications Protocol" has the meaning set forth in Section 4.2.

     "Confidential Information" has the meaning set forth in Section 15.8.

     "Creditor" has the meaning set forth in Exhibit B.
                                             ---------

     "Critical Day" has the meaning ascribed to it in the Nicor T&B Agreement.

     "Debtor" has the meaning set forth in Exhibit B.
                                           ---------

     "Default Rate" means a rate of interest equal to the lower of (i) the then effective prime rate of interest published under "Money Rate" by the Wall Street Journal, plus two per cent (2%) per annum or (ii) the maximum applicable lawful interest rate.

     "Deferred Special Day Volumes" has the meaning set forth in Section 5.1(c).

     "Deferred Special Day Volume Balance" means the quantity of Gas deferred for storage under Section 5.1(c) at any point in time

     "Delivery Point" means the facilities of Nicor that measure the Gas at the Facility.

     "Dispatch Schedule" means the hour-by-hour, Unit-by-Unit energy requirements submitted to Elwood by Elwood's power customers by 9:00 a.m. Central Clock Time on a calendar day prior to the calendar day on which energy is to be delivered.

     "Dth" means the quantity of heat energy that is one (1) MMBtu. "Dth/d" shall refer to the number of Dth per day.

     "Effective Degree Day" or "EDD" has the meaning associated to it in the Nicor T&B Agreement.

     "Elwood Event of Default" has the meaning set forth in Section 10.4(a).

     "Elwood Forecast Burn" shall mean the estimate of Facility Consumption of Gas for the next Gas Day given by Elwood to Cinergy in accordance with Exhibit
                                                                       -------
A.
-

     "Elwood Forecast Variance" shall be the absolute daily difference between the Elwood Forecast Burn and the actual consumption of the Facility.

     "Elwood Guarantor" means the Guarantor under an Elwood Guaranty.

     "Elwood Guaranty" and "Elwood Guaranties" have the meanings set forth in
Section 9.4.

     "Facility" has the meaning set forth in Recital A.

     "Facility Consumption" means the actual amount of Gas consumed by the Facility during a Gas Day, except as otherwise provided in Section 5.1(c).

     "FERC" means the Federal Energy Regulatory Commission.

     "FERC Gas Tariff" means the FERC-approved tariff, as it may be revised from time-to-time, of the interstate pipeline on which Gas is being transported.

     "Force Majeure" has the meaning set forth in Section 14.2(a) as to Elwood and has the meaning set forth in Section 14.2(b) as to Fuel Manager.

     "Forfeited Gas" has the meaning set forth in Section 5.1(a).

     "Fuel Manager Event of Default" has the meaning set forth in Section
10.3(a).

     "Fuel Manager Guarantor" means the Guarantor under the Fuel Manager
Guaranty.

     "Fuel Manager Guaranty" has the meaning set forth in Section 9.3.

     "Fuel Manager T&B Charges" has the meaning set forth in Section 5.2.

     "Fuel Specifications" means the specifications for Gas set forth in the FERC approved tariff of the interstate pipeline on which the Gas is being transported.

     "Gas" means natural gas that conforms to the Fuel Specifications.

     "Gas Daily Average Price" means the price equal to the "Midpoint" price per MMBtu published in Gas Daily in the table entitled Daily Price Survey, under the
                   ---------
entry for "Citygates, Chicago LDCs, large e-us" for the date of consumption at the Facility (or the date on which the Gas is deemed to be sold to Elwood for storage under Section 4.3). The Gas Daily Average Price for any day for which the "Midpoint" price is not published shall be equal to the next published "Midpoint" price for a subsequent day first published after such day of non-publication.

     "Gas Day" has the meaning ascribed to it in Nicor Gas' Schedule of Rates.

     "Gas Inventory" means the quantity of Gas stored at a particular point in time under the Nicor T&B Agreement.

     "Guarantor" has the meaning, with respect to any Guaranty, set forth in Exhibit B, Exhibit C-1 or Exhibit C-2, as applicable.
---------  -----------    -----------

     "Guaranty" means Exhibit B, Exhibit C-1 or Exhibit C-2.
                      ---------  -----------    -----------

     "kWh" means kiloWatthour.

     "Lenders" has the meaning set forth in Section 9.1.

     "Loaned Gas Balance" has the meaning set forth in Section 4.3.

     "Maximum Daily Quantity" or "MDQ" means the maximum quantity of Gas that Fuel Manager shall be obligated to sell and deliver to Elwood for consumption at the Facility on any Gas Day. The MDQ during the Summer Months is 362,400 MMBtu/d; of which 241,600 MMBtu/d is the Firm MDQ and 120,800 MMBtu/d is the Non-Firm MDQ. The Firm MDQ during the Non-Summer Months is the lesser of 213,300 MMBtu/d or 88,875 MMBtu/d plus Fuel Manager's nominated volumes to flow on any Gas Day (Next Day Flowing Gas per Exhibit A) plus any Requested Authorized Use volumes. The Non-Firm MDQ on a Non-Summer Gas Day shall be Fuel Manager's obligation, using reasonable efforts, to sell and deliver remaining quantities above the Firm MDQ up to 426,600 MMBtu/d in total.

     "Maximum Hourly Quantity" or "MHQ" means the maximum quantity of Gas that Elwood may consume at the Facility during any hour. The MHQ during the Summer Months is 15,100 MMBtu/hour and the MHQ during the Non-Summer Months is 17,775 MMBtu/hour.

     "MMBtu" means One Million British Thermal Units.

     "MMDth" means One Million Dth.

     "NBPL" means Northern Border Pipeline Company.

     "NGPL" means Natural Gas Pipeline Company of America.

     "Nicor Gas" or "Nicor" has the meaning set forth in Recital C.

     "Nicor Gas Outage Condition" has the meaning set forth in Section 14.2(b).

     "Nicor Gas' Schedule of Rates" has the meaning set forth in the Nicor T&B Agreement.

     "Nicor T&B Agreement" has the meaning set forth in Recital C.

     "Non-Special Day" means any Gas Day that is not a Special Day.

     "Non-Summer Months" means the months of October, November, December, January, February, March, April and May.

     "Peoples Gas" has the meaning set forth in Recital C.

     "Peoples Gas T&B Agreement" means companion transportation and balancing agreement between Nicor Gas and Peoples Gas which is used to support Nicor services on behalf of Elwood herein.

     "Person" means an individual or a corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, entity, government or other political subdivision.

     "Pipeline Outage Condition" has the meaning set forth in Section 14.2(b).

     "Prudent Management Practices" means acts or practices undertaken by a prudent fuel manager assigned with the task of purchasing and managing the supply of gas and administering balancing and transportation arrangements to meet the prescribed daily firm obligations of a competitive non-utility power generating facility, which acts and practices in the case of Fuel Manager (or Agent as the case may be) shall be undertaken in a manner consistent with this Agreement, other contracts and agreements necessary for the operation of the Facility, and the laws, rules and regulations which may apply to the ownership and operation of the Facility.

     "Purchase Agreement" means any contract, purchase order or other agreement (other than the Nicor T&B Agreement) for the purchase, transportation or storage of Gas for use or potential use, by Elwood at the Facility.

     "Receipt Point" means each point of interconnection between the system of Nicor or Peoples Gas and the system of NBPL, APL or NGPL.

     "Representatives" has the meaning set forth in Section 15.8.

     "Revised Dispatch Schedule" means the hour-by-hour, Unit-by-Unit energy requirements submitted to Elwood by Elwood's power customers after 9:00 a.m. Central Clock Time on a calendar day one (1) hour prior to delivery of energy during Summer Months and three to five (3-5) hours prior to delivery of energy during Non-Summer Months.

     "Sellers" means, as applicable, suppliers of Gas and suppliers of transportation and storage of Gas.

     "Short Notice" has the meaning set forth in Section 4.2.

     "Special Day" shall mean a Gas Day on which, for the entire Gas Day or any part thereof, (a) Nicor had declared a Critical Day under the Nicor T&B Agreement, (b) Nicor has forecasted that the Gas Day will be an Effective Degree Day greater than or equal to 60 EDD, and an hourly delivery limitation has been imposed by Nicor under the Nicor T&B Agreement, (c) storage withdrawal or transportation service has been curtailed by Nicor under the Nicor T&B Agreement or (d) Nicor has declared a force majeure under the Nicor T&B Agreement.

     "Summer Months" means the months of June, July, August and September.

     "Taxes" has the meaning set forth in Section 9.2.

     "Term" has the meaning set forth in Section 2.1.

     "Unit" means the nine (9) GE 7FA simple cycle combustion turbines described in Recital A, any one of which is a "Unit."

     "Updated Dispatch Schedule" has the meaning set forth in Exhibit A,
                                                              ---------
Communications Protocol.

                                  ARTICLE II
                      TERM AND DESIGNATED REPRESENTATIVES

     2.1  Term.

The term of this Agreement (the "Term") shall begin as of May 1, 2001 and shall expire on April 30, 2002, unless terminated in accordance with Article 10 or extended by agreement of the parties hereto.

     2.2  Designated Representatives.

Any communications between the parties regarding authorizations by Elwood required under this Agreement for actions to be taken by Fuel Manager shall be made only by a designated representative of Elwood in accordance with the Communications Protocol contained in Exhibit A to this Agreement.
                                     ---------

                                  ARTICLE III
                       RESPONSIBILITIES OF FUEL MANAGER

     3.1  Supply and Delivery of Gas.

          (a) Subject to Section 10.3(c) of this Agreement, during the Term, Fuel Manager, at its own cost and expense (except as set forth in Section 5.1), shall supply and arrange for the delivery of Gas in accordance with Prudent Management Practices (as defined herein) to the Receipt Points for redelivery by Nicor or its designee to the Facility, on a firm basis up to the Firm MDQ and for the purchase price set forth in Section 5.1 hereof, Elwood's full Gas requirements for consumption by the Facility, subject to the limitations of the Nicor T&B Agreement; provided, however, that on a
                                                 -----------------
     Special Day Fuel Manager will be obligated to deliver Gas only if Fuel Manager and Elwood agree on a quantity (which may include an MHQ) and price for Gas to be delivered to the Receipt Points. Except as provided in
     Section 10.3(c), Fuel Manager shall be the sole supplier of Gas to the Facility during the term of this Agreement. If Elwood requests Gas in excess of the Firm MDQ, Fuel Manager's obligation to supply and arrange for the delivery of such Non-Firm Gas shall be on a reasonable efforts basis only for up to an additional daily quantity not to exceed the applicable Non-Firm MDQ, without any penalty for Fuel Manager's failure to do so.

          (b) Fuel Manager agrees that, during the term of the Nicor T&B Agreement, all Gas scheduled for consumption by the Facility, and required to be sold and delivered by Fuel Manager, must be (i) nominated on the appropriate interstate pipeline's nomination system and to the Nicor Gas Exchange nomination system, or such other electronic nomination system as Nicor may implement from time-to-time, on a timely basis and within the defined parameters of the Nicor T&B Agreement, (ii) met from the storage capacity available by the Nicor T&B Agreement and Cinergy's management of inventory therein, or (iii) purchased from Nicor as Requested Authorized Use volumes or Unauthorized Use volumes, as applicable, under the Nicor T&B Agreement.

          (c) In discharging its responsibilities, Fuel Manager shall be responsible for managing fuel supply volumes within the defined parameters of the Nicor T&B Agreement and for the charges assessed by Nicor for failure to do so, which are limited to those charges for which Fuel Manager is responsible under Section 5.2.

     3.2  Contract Management and Administration.

          (a) Fuel Manager shall be responsible, using Prudent Management Practices, twenty-four (24) hours a day, seven (7) days a week during the Term, for all communications, nominations, balancing and administration under the Nicor T&B Agreement. In the event that Cinergy's performance under this Agreement results in written notice from Nicor Gas that service may or will be suspended under the Nicor T&B Agreement, Elwood reserves the right to immediately suspend or terminate this Agreement if Fuel Manager does not cure the conditions that caused such notice to issue in time to prevent any such suspension or termination, and, in the event of termination, the provisions of Section 10.5 shall apply.

          (b) Fuel Manager will also report to Elwood on a weekly and monthly basis relevant information regarding Fuel Manager's performance under this Agreement, including without limitation the information set forth in
     Section 3 of Exhibit A to this Agreement, in a format that can be stored
                  ---------
     and analyzed electronically in a manner and format acceptable to Elwood, such as in a spreadsheet.

     3.3  Quality of Gas.

Fuel Manager covenants that all Gas provided hereunder by Fuel Manager shall be merchantable natural gas, free of liens and encumbrances of any kind, and shall comply with the Fuel Specifications.

     3.4  Compliance.

Fuel Manager shall comply with all applicable state, federal and local laws, rules, orders, ordinances and regulations, shall give all required notices and procure and shall maintain all applicable governmental permits and licenses necessary for its performance of this Agreement, and shall pay all charges and fees in connection with obtaining the permits and licenses.

     3.5  Metering.

For the purpose of measuring quantities of Gas delivered to the Facility, Gas shall be metered and measured by Nicor Gas at its meters located at the "Delivery Point" as defined in the Nicor T&B Agreement, and such meters shall be tested and an adjustment to such measurements shall be made in accordance with the specifications and standards set forth in Nicor Gas' Schedule of Rates. In the event any such meter is not operating or is out of service, Gas delivered to the Facility shall be measured for the purposes of this Agreement by using reasonable proxies, such as the Elwood turbine meters for each Unit or the electric revenue meters with a heat rate conversion factor of 10,900 Btu/kWh
(HHV) at 85 and 60% humidity, subject to adjustment for actual ambient conditions and actual load factors of each Unit. Any such proxy must provide the best available data in accordance with the mutual agreement of the parties.

     3.6  Sale of Power to Elwood.

Fuel Manager may offer to sell power to Elwood from time to time so that Elwood may forgo running the Facility and taking Gas hereunder. Elwood shall have no obligation to accept such an offer or offers, and any acceptance thereof by Elwood shall be subject to the consent of Elwood's power customers. If Elwood accepts such offer, all obligations hereunder pertaining to Gas will be suspended during the period of such sales.

                                  ARTICLE IV
                          RESPONSIBILITIES OF ELWOOD

     4.1  On-Site Gas Handling Equipment.

Elwood shall operate and maintain the on-site equipment at the Facility for receiving and handling Gas.

     4.2  Notice of Facility Operations.

All sales of Gas to Elwood, up to the MDQ each day, shall be on a "Short Notice" basis, meaning that Elwood is required to use reasonable efforts to provide Fuel Manager with notice regarding startups or shutdowns of the Facility and estimated Gas requirements, all in accordance with Section 4 and the Communications Protocol set forth in Exhibit A to this Agreement.
                                     ---------

     4.3  Loaned Gas Balance.

Elwood shall make available to Fuel Manager, at all times after May 31, 2001, a gas balance of no less than 725,000 MMBtu ("Loaned Gas Balance"). The Loaned Gas Balance is estimated to be 105,000 MMBtu on May 1, 2001, and Elwood will add to the Loaned Gas Balance by purchasing an additional 20,000 MMBtu each day (or such other daily amount required to achieve a Loaned Gas Balance of 725,000 MMBtu's on May 31, 2001, when purchased ratably over the month) from Fuel Manager, during the period commencing on May 1, 2001, and continuing through May 31, 2001, (or on such other schedule as the Parties shall agree on) at the Gas Daily Average Price plus four cents (4c), subject to Fuel Manager's discretion as to when the volumes are actually placed into storage and subject to the requirement that Elwood bear and pay all of Nicor's storage injection Unaccounted-for Gas charges on the first quantities of Gas deemed to have been injected into storage under the Nicor T&B Agreement during the term of this Agreement up to a quantity equal to the difference between 725,000 MMBtu's of Gas minus the Gas Inventory at the commencement of this Agreement. Fuel Manager shall have the right to utilize the Loaned Gas Balance, subject to the terms of the Nicor T&B Agreement, during the term hereof. If on the last day of the term of this Agreement the Gas Inventory is less than 725,000 MMBtu's (the difference being referred to herein as the "Storage Variance"), then Fuel Manager shall either, at Elwood's option, deliver a quantity of Gas equal to the Storage Variance to Elwood at the Receipt Point in equal daily deliveries during the first month following the end of the term of this Agreement (currently, May 2002 unless the term is extended by mutual agreement) or financially settle with respect thereto by Fuel Manager paying Elwood an amount equal to the product of the Storage Variance times the price per MMBtu published by Intelligence Press, Inc. in its NGI's Bidweek Survey, in the table entitled Spot Gas Prices, for the month of May 2002 (or the first month after the term hereof), under the listing for Midwest, Chicago Citygate.

     4.4  Operation of the Facility.

In operating the Facility, Elwood shall follow the following standards:

          (a) Once a Unit is started, it shall run for a minimum of four (4) hours prior to shutting down, except that a Unit may be shut down sooner if a mechanical problem occurs.

          (b) Once a Unit is shut down, it shall remain off-line for a minimum of two (2) hours.

          (c) In the Summer Months, all nine (9) of the Units are available for dispatch and will be started approximately one (1) hour after notice of the Revised Dispatch Schedule is received by Elwood.

          (d) In the Non-Summer Months, (i) five (5) of the Units are available for dispatch and will be started approximately three (3) hours after notice of the Revised Dispatch Schedule is received by Elwood and (ii) four (4) of the Units are available for dispatch during Peak Hours (6:00 a.m. - 10:00 p.m. Central Clock Time, Monday-Friday) and will be started in accordance with the Dispatch Schedule established at 9:00 a.m. Central Clock Time on the previous Gas Day, unless a Revised Dispatch Schedule is negotiated and agreed to by Elwood, Nicor and Fuel Manager.

     4.5  Status of T&B Agreement.

Elwood shall maintain the Nicor T&B Agreement in full force and effect during
the term of this Agreement.   Elwood shall not agree to any changes to the Nicor
T&B Agreement with the explicit intent (or resulting effect) to alter the rights or obligations of Fuel Manager, without Fuel Manager's express consent. If changes are made to the Nicor T&B Agreement to address other good faith business purposes without Fuel Manager's express consent and such changes result in a reduction in Fuel Manager's rights as agent under the Nicor T&B Agreement, or increase its obligations thereunder or under this Agreement, then Fuel Manager shall have the right to either, at Fuel Manager's sole option, terminate this Agreement or negotiate with Elwood a different pricing structure. Elwood will consult with Fuel Manager prior to agreeing with Nicor to any changes in the Nicor T&B Agreement which may reduce Fuel Manager's rights or increase its obligations.

                                   ARTICLE V
                            PAYMENTS RELATED TO GAS

     5.1  Payments by Elwood.

          (a) For any Non-Special Day, Elwood shall pay to Fuel Manager for Facility Consumption and quantities forfeited to Nicor under Section 7 of the Nicor T&B Agreement ("Forfeited Gas") at a price per MMBtu equal to the Gas Daily Average Price plus four cents (4c). Elwood shall have no obligation to pay Fuel Manager for any Gas during any month except Facility Consumption, Forfeited Gas, purchases during May, 2001 to fill the Loaned Gas Balance, and Deferred Special Day Volumes described in Section 5.1(c). Such payments shall be made in accordance with Section 7.2 for the applicable month.

          (b) Elwood shall pay to Fuel Manager five cents (5c) per MMBtu for the Elwood Forecast Variance for each Gas Day, up to a 241,600 MMBtu/d variance during the Summer Months and up to a 67,400 MMBtu/d variance during the Non-Summer Months. Such payments shall be made in accordance with Section 7.2 for the applicable month.

          (c) For any Special Day, Elwood shall pay Fuel Manager, at a price negotiated by the parties, for all volumes delivered by Fuel Manager pursuant to the mutual agreement of the Parties under Section 3.1(a) for such Special Day, whether such volumes are consumed at the Facility on such Special Day or are deferred and injected into storage under the Nicor T&B Agreement ("Deferred Special Day Volumes"). Up to 20,000 MMBtu/d of Deferred Special Day Volumes will be withdrawn and delivered to the Facility as the "first Gas through the meter" and at no additional cost to Elwood, on immediately succeeding Non-Special Days until the Deferred Special Day Volume Balance is reduced to zero. For the purposes of Section 5.1(a), Deferred Special Day Volumes shall be excluded from Facility Consumption on Non-Special Days on which they are consumed.

          (d) Elwood shall pay to Nicor Gas when due all fees and charges, including taxes and surcharges, due under the Nicor T&B Agreement, subject to Fuel Manager's obligation to reimburse Elwood for some of such charges as provided in Section 5.2.

          (e) As compensation for its performance of the duties and obligations set forth in Section 3.2, Elwood shall pay Fuel Manager the sum of Sixty-Five Thousand Dollars ($65,000) per month for each of the Summer Months and Ten Thousand Dollars ($10,000) per month for each of the Non-Summer Months.

          (f) If and when any amount is received, as either an actual payment or a credit, by Elwood from Nicor under Section 10 (reduction of MMDN rights) of the Nicor T&B Agreement with respect to any Month during the term hereof, Elwood shall pay such amounts to Fuel Manager, which shall be due and payable with the next payment otherwise due hereunder. Fuel Manager also shall receive the benefit of the limitation on application of Nicor's Unaccounted-for Gas percentage contained in Section 9 of the Nicor T&B Agreement.

     5.2  Payments by Fuel Manager.

          (a)  Fuel Manager shall reimburse Elwood in accordance with Section
     7.2 for the billed charges under the following sections of the Nicor T&B Agreement to the extent that (i) such charges are incurred with respect to Non-Special Days, (ii) Elwood has provided notices and information in accordance with the Communications Protocol, (iii) such charges are not the result of Elwood's failure to operate the Facility as provided in Section 4.4, (iv) such charges are not the result of total quantities consumed at the Facility having exceeded the Firm MDQ and (v) Elwood has not declared an event of Force Majeure or a Unit has not "tripped" (as that term is used in Exhibit A):
        ---------

          (A) Forecast Variance Charges (Section 4(e) of the Nicor T&B Agreement) attributable to the portion of the variance up to 241,600 MMBtu/d in the Summer Months or 67,400 MMBtu/d in the Non-Summer Months;

          (B) Delivery Variance Charges (Section 4(c) of the Nicor T&B Agreement) except to the extent such charges are attributable to volumes in excess of the Firm MDQ;

          (C) Storage Inventory Overrun Charges or Excess Storage Charges but only those assessed because the highest daily quantity in storage is in excess of 951,500 MMBtu's (Sections 4(f) and 4(g) of the Nicor T&B Agreement); and

          (D) Charges for Requested Authorized Use and Unauthorized Use (Sections 4(i) and (j) of the Nicor T&B Agreement).

     Items (A), (B), (C) and (D) are collectively referred to herein as the "Fuel Manager's T&B Charges." The Fuel Manager's T&B Charges may be (i) applied by Elwood as a credit to Fuel Manager's invoices, effectively netting Fuel Manager's T&B Charges against the amounts owed Fuel Manager under this Agreement or (ii) invoiced by Elwood directly to Fuel Manager thereby requiring Fuel Manager to remit such funds to Elwood upon presentation of an invoice. Fuel Manager shall be responsible for Nicor's Unaccounted-for Gas charges with respect to storage injections except the Unaccounted-for Gas charges associated with any injections of Deferred Special Day Volumes described in Section 5.1(c) and except the Unaccounted-for Gas charges to be borne by Elwood pursuant to Section 4.3. On Special Days, Fuel Manager will not be responsible for Fuel Manager's T&B Charges except where the parties have agreed on a price and volume pursuant to
     Section 3.1(a) and to the extent that Fuel Manager's T&B Charges are incurred as a direct result of Fuel Manager failing to deliver to the Receipt Point on such Special Day the quantity of Gas agreed to by the Parties except to the extent such failure to deliver is caused by an event of Force Majeure that occurs after the Parties have agreed to a quantity and price for such Special Day under Section 3.1(a); provided, however,
                                                        --------------------
     that Fuel Manager shall in no event be responsible on a Special Day for the Fuel Manager T&B Charges described in (D) above.

          (b) Fuel Manager shall pay when due to a Seller or reimburse Elwood if a Seller directly invoices Elwood, all charges under any Purchase Agreements entered into by Fuel Manager on its own account or as Agent.


                                  ARTICLE VI
                                 OFFSET RIGHTS

     6.1  Offset Rights.

If either party fails to pay any charges as required under this Agreement, the other party shall have the right, in addition to any other remedies provided herein or under law, to set-off such amounts against any payments owed by it to such party.

                                  ARTICLE VII
                              BILLINGS AND PAYMENT

     7.1  Information from Nicor Gas.

To the extent Elwood receives from Nicor Gas information regarding actual consumption or account data, Elwood will forward such information to Fuel Manager and insure that Fuel Manager has joint access to any real time data links containing such information.

     7.2  Invoices by Fuel Manager.

Within twenty (20) days after the end of each month during the Term of this Agreement for which services are rendered hereunder, Fuel Manager shall prepare and deliver to Elwood a statement in reasonable detail setting forth the calculation of the amounts payable by Elwood to Fuel Manager, with respect to the month in question and any offsets for payments due from Elwood to Fuel Manager pursuant to Section 5.1. Fuel Manager may send this invoice to Elwood via facsimile or email. Elwood shall pay all such invoiced amounts by wire transfer or automated clearinghouse by the later of (i) ten (10) days after receipt of such invoice or (ii) 25 days after the end of such month, to the account specified by Fuel Manager.

     7.3  Records.

Each party shall keep complete and accurate records appropriate for proper administration of this Agreement. All such records shall be maintained for a minimum of three (3) years after the creation of such records and for any additional length of time required by a governmental authority or the Nicor T&B Agreement or any other agreement entered into in connection with this Agreement. Each party shall have the right, upon seven (7) days notice to the other, to audit the books and records of the other party relating to this Agreement with respect to the calculation of any amounts due hereunder.

     7.4  Interest.

If a party fails to pay when due any amounts payable by it under this Agreement (excluding, however, any payments properly set-off by such party against amounts due from it hereunder), or if, as a result of an audit by the other party or the resolution of any dispute as to amounts payable by a party hereunder, it is determined that a party has underpaid amounts due from it hereunder, then the unpaid amounts shall bear interest at the Default Rate from the date such payments were due until the date such payments are paid.

     7.5  Billing Disputes.

          (a) If a party in good faith disputes an amount claimed to be due and payable hereunder by the other party, it may withhold payment of the amount under protest pending resolution of the dispute in accordance with subsection (b) of this section.

          (b) In the event that a party, by timely notice to the other party, questions or contests the correctness of any charge or payment claimed to be due by the notified party, the notified party shall promptly review the questioned charge or payment and shall respond to the contesting party, within fifteen (15) Business Days following receipt of such notice, with a statement of the amount of any error and the amount of any reimbursement that the contesting party is entitled to receive in respect of such alleged error. Any disputes not resolved within fifteen (15) Business Days after receipt of such responding statement shall be resolved in accordance with Section 15.9 of this Agreement. Upon determination of the correct amount of any reimbursement, such amount shall be promptly paid by the owing party.

          (c) Payments withheld under subsection (a), but ultimately paid under subsection (b), shall include interest at the Default Rate from the date the original payment was due until the date such withheld payments together with interest is made.

     7.6  Days/Business Days.

In the event any action called for in this Article 7 is due on a day that is not a Business Day, it shall be due on the next succeeding day that is a Business Day.

                                  ARTICLE VIII
                                     AGENCY

     8.1  Grant of Agency.

          (a) Elwood hereby appoints Fuel Manager (in such capacity, Fuel Manager being referred to hereinafter as "Agent"), to act on its behalf and for its benefit solely for the following purposes and subject to the limitations set forth in Section 8.2 below:

               (i) To take such actions as are specified in writing by Elwood (except to the extent such actions are in violation of law) except for physical or financial transactions regarding Gas supply, which actions may be specified by Elwood orally, with confirmation in writing before such actions are taken;

               (ii)   To make payment of all charges in accordance with Section
          5.2 of this Agreement;

               (iii) To act on Elwood's behalf and for Elwood's benefit in managing and administering the Nicor T&B Agreement, including submitting nominations to Nicor Gas and to NBPL, APL and NGPL.

          (b) The parties hereby agree, regardless of any contrary provisions of this Agreement, that the appointment of the Fuel Manager as Agent, and any agency created hereby, shall be subject to the limitations set forth in
     Section 8.2 and shall terminate automatically as and when set forth in this Agreement. All rights exercised by Agent shall be exercised in a manner consistent with applicable law, Fuel Manager's obligations under this Agreement (including as Agent) and Elwood's obligations under the Nicor T&B Agreement.

     8.2 Limitations on Agency. Notwithstanding the terms of Section 8.1 or any other contrary terms of this Agreement, Fuel Manager as Agent shall not, and is not granted the authority to, without the prior written consent of Elwood:

          (a) Enter into any agreements on behalf of or in the name of Elwood, except as set forth in Section 8.1;

          (b) Enter into any physical or financial hedging or speculative transactions on behalf of or in the name of Elwood;

          (c) Agree to any amendment or modification to, or waive any right under, any provision in the Nicor T&B Agreement or other agreements to which Elwood is a party (either directly or via Agency);

          (d) Enter into any agreement or any amendment, supplement or modification of any agreement, in any manner inconsistent or in violation of applicable law, this Agreement or the Nicor T&B Agreement.

     8.3  No Transfer.

Elwood and Agent expressly agree that the creation of an agency as described in this Agreement does not in any way constitute a pledge, transfer or assignment to Agent of any right of Elwood in, under and to the Nicor T&B Agreement, any Purchase Agreement or other agreements of Elwood or any good or service purchased or provided for therein.

     8.4 Obligations of Agent. Agent shall comply with all requirements of the Nicor T&B Agreement and all other agreements applicable to the purchase, sale, transportation, storage, injection and withdrawal of Gas including, without limitation, the timely remittance of payments to Sellers in accordance with the terms and conditions of such agreements referred to in Section 5.2 of this Agreement. Agent shall pay, from its own funds, all its expenses and costs incurred in the course of performing Agent's duties and obligations hereunder.

     8.5 Notice of Agency. Elwood and Agent shall notify Nicor Gas, Peoples Gas, and existing and future Sellers as applicable, of the foregoing Agency promptly upon the effective date of this Agreement and, immediately upon expiration of the Term or upon earlier termination, shall notify the applicable entities that such Agency has been terminated. Notice to Sellers of the existence of the Agency shall state that either Elwood or Fuel Manager, acting alone, may give notice to Sellers terminating the Agency.

                                  ARTICLE IX
                             ADDITIONAL COVENANTS

     9.1  Assignment.

          (a) Except as provided in this Section 9.1, neither party shall assign, pledge or otherwise transfer this Agreement or any right or obligation under this Agreement without first obtaining the other party's written consent, which consent shall not be unreasonably withheld or delayed. Except as specifically provided for in this Section 9.1, any assignment or transfer of this Agreement or any rights, duties or interests hereunder by any party without the written consent of the other party shall be void and of no force or effect.

          (b) So long as no material event of default with respect to Elwood has occurred and is continuing, Elwood shall be permitted to assign or otherwise transfer this Agreement in whole by operation of law or otherwise, with prior written notice to Fuel Manager but without Fuel Manager's consent, (i) to Elwood Marketing, LLC, (ii) any Affiliate of Dominion Energy, Inc. (50% indirect owner of Elwood) or any Affiliate of Peoples Energy Resources Corp. (50% indirect owner of Elwood) or (iii) to any assignee succeeding to the ownership of the Facility; provided,
                                                               --------
     however, that any proposed assignee hereunder is determined by Fuel
     -------
     Manager, in its reasonable discretion, to be creditworthy. Upon the assumption by any such permitted assignee of Elwood's rights, duties and obligations hereunder, Elwood shall be released and discharged from any future obligation hereunder but not any past obligation.

          (c) So long as no material event of default with respect to Fuel Manager has occurred and is continuing, Fuel Manager shall be permitted to assign or otherwise transfer this Agreement in whole by operation of law or otherwise, with prior written notice to Elwood but without Elwood's consent, to any Affiliate of Fuel Manager; provided, however, that any
                                                --------  -------
     proposed assignee hereunder is determined by Elwood, in its reasonable discretion, to be creditworthy and to be at least as well qualified to fulfill the obligations of Fuel Manager under this Agreement. Upon the assumption by any such permitted assignee of Fuel Manager's rights, duties and obligations hereunder, Fuel Manager shall be released and discharged from any future obligation hereunder but not any past obligation.

          (d) Fuel Manager hereby consents to Elwood's assignment of this Agreement to any and all Lenders (as defined below) or the granting to any or all Lenders of a lien or security interest in any right, title or interest in part or all of the Facility or any or all of Elwood's rights under this Agreement for the purpose of the financing or refinancing of the Facility. In order to facilitate the obtaining of financing or refinancing of the Facility without Fuel Manager's consent, Fuel Manager shall cooperate with Elwood and execute consents, agreements or similar documents with respect to the assignment hereof to any Lender as customary for comparable transactions in connection with the financing or refinancing of the Facility; provided, however, that such assignment shall recognize and
                   --------  -------
     shall not impair or otherwise adversely affect Fuel Manager's rights under this Agreement. Fuel Manager recognizes that such consent may grant certain rights to such Lenders, which shall be fully developed and described in said consent documents, including that (i) this Agreement shall not be amended or terminated (except for termination pursuant to the terms of this Agreement) without the consent of Lenders; (ii) without extending the cure period set forth in this Agreement, Lenders shall be given notice of, and the same opportunity to cure, any Elwood breach or default of this Agreement, provided that notwithstanding the foregoing Lender(s) may have in addition to the cure periods set forth herein an additional thirty (30) days from the expiration of such cure period to cure any breach or default of this Agreement; (iii) if a Lender forecloses, takes a deed in lieu or otherwise exercises its remedies pursuant to any security documents, that Fuel Manager shall, at Lender's request, continue to perform all of its obligations hereunder, and Lender or its nominee may perform in the place of Elwood, and may assign this Agreement to another party in place of Elwood (provided either (A) such proposed assignee is creditworthy in the reasonable discretion of Fuel Manager, or (B) Fuel Manager consents to the assignment to such proposed assignee, which consent shall not be unreasonably withheld or delayed), and enforce all of Elwood's rights hereunder; (iv) that Lender(s) shall have no liability under this Agreement except during the period of such Lender(s)' ownership and/or operation of the Facility and any defaults from payment existing immediately prior to such period; (v) that Fuel Manager shall accept performance in accordance with this Agreement by Lender(s) or its (their) nominee; and (vi) that Fuel Manager shall make representations and warranties to Lender(s) as Lender(s) may reasonably request, including, but not limited to, (A) Fuel Manager's corporate existence, (B) Fuel Manager's corporate authority to execute, deliver and perform this Agreement, (C) the binding nature of this Agreement on Fuel Manager, (D) receipt of such regulatory approvals by Fuel Manager as required by law with respect to its performance under this Agreement, and (E) whether any defaults by Elwood are known by Fuel Manager then to exist under this Agreement and shall upon request of Elwood cause Fuel Manager's counsel to issue an opinion to Elwood and any Lender affirming in customary form the representations of Fuel Manager in this Section 9.1 and in Section 13.1.

          (e) As used in this Agreement, the term "Lender(s)" means (i) any individual, governmental authority, corporation, limited liability company, partnership, limited partnership, trust, association or other entity ("Person") that from time to time enters into loans with Elwood, its successors or permitted assigns for the financing or refinancing of the Facility or any part thereof or which are secured by the Facility (including a sale-leaseback transaction), (ii) the holders of indebtedness evidencing any such loans, or (iii) any Person acting on behalf of such lender(s) to whom any lenders' rights under such loans have been transferred, any trustee on behalf of any such lenders, and any Person subrogated to the rights of such lenders.


     9.2 Taxes on Gas. Fuel Manager shall pay, or shall cause to be paid, all taxes, fees, levies, penalties, licenses or charges imposed by any governmental authority ("Taxes") on or with respect to the Gas prior to the Receipt Point. Elwood shall pay or cause to be paid all Taxes on or with respect to the Gas at or after the Receipt Point. If a party is required to remit or pay Taxes that are the other party's responsibility hereunder, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such taxes or charges shall furnish the other party any necessary documentation thereof; provided, however, that exemption of
                                           -----------------
interstate sourced supplies from application of the Illinois Gas Revenue Tax is assumed by the parties, and Fuel Manager agrees not to bill Elwood for such taxes until such time as Fuel Manager is required by the taxing authority having jurisdiction, after exhaustion of all appeals and other remedies available to Elwood, to pay the Illinois Gas Revenue Tax. Each party shall use reasonable efforts to notify the other party of any legal or administrative proceeding which could modify the State's application of the Illinois Gas Revenue Tax to the goods provided and services rendered under this Agreement.

     9.3 Fuel Manager Guaranty. Fuel Manager shall deliver to Elwood, at the time this Agreement is executed, the Fuel Manager Guaranty in the form attached hereto as Exhibit B, executed by Cinergy Corp., as Guarantor.
          ---------

     9.4 Elwood Guaranties. Elwood shall deliver to Fuel Manager, at the time this Agreement is executed, the parent guaranties in the form of Exhibit C-1 and
                                                                 -----------
Exhibit C-2 (each of which, an "Elwood Guaranty" and collectively, "Elwood
-----------
Guaranties").

                                   ARTICLE X
                            DEFAULT AND TERMINATION

     10.1 Termination of Agency. If this Agreement is terminated with or without cause, then from and upon Agent's receipt of notice of such termination as provided in Section 15.1, the Agency granted to Fuel Manager under this Agreement shall immediately cease, and Fuel Manager will no longer act or be entitled to act as Elwood's Agent under the Nicor T&B Agreements or the Purchase Agreements, or any other agreement, or to hold itself out as Elwood's Agent thereafter.

     10.2 Termination upon Enforcement Action. This Agreement has been structured to comply fully with any applicable federal or state law, or any regulations issued thereunder. However, if the FERC or any other federal or state agency or authority asserts, rules or determines that any of the terms of this Agreement or the conduct of the parties hereunder or in connection with the transactions contemplated hereunder, are in violation of the terms of the Natural Gas Act or any other federal or state law, or any regulations issued thereunder, or the terms of any applicable FERC Gas Tariff, then either party shall have the right to terminate this Agreement upon the first to occur of the date required by applicable law or thirty (30) days after notice given to the other party. In the event of such termination, all costs associated with unwinding or terminating Purchase Agreements shall be borne equally by the parties.

     10.3 Fuel Manager Default.

          (a) Each of the following shall constitute a "Fuel Manager Event of Default":

               (i) Fuel Manager shall default in the performance of any of its covenants or obligations under this Agreement (other than those specified in Section 10.3(a)(iv), which shall be exclusively governed by that Section, and other than a Gas delivery obligation which shall be exclusively governed by Section 10.3(c)) and shall fail to cure such default within five (5) days after receiving written notice from Elwood;

               (ii)   Default occurs under the Fuel Manager Guaranty;

               (iii) Liquidation (not as defined in this Agreement), dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment or other similar proceeding affecting the status, composition, identity, existence, assets or obligations of Fuel Manager or Fuel Manager Guarantor, or the disaffirmance or termination of any of Fuel Manager's or Fuel Manager Guarantor's covenants or obligations under this Agreement, or the Fuel Manager Guaranty, as applicable, in or as a result of any such proceeding;

               (iv) Fuel Manager shall fail to make any payment when due or cure such failure within the lesser of ten (10) days or such time period as would result in loss of Gas supply or delivery to Elwood if not cured within such period; and

               (v) Any representation or warranty made by Fuel Manager or Fuel Manager Guarantor herein, or in the Fuel Manager Guaranty, as applicable, should prove to be materially untrue or breached as of the date the Term of this Agreement commences.

          (b) Upon the occurrence of a Fuel Manager Event of Default other than an Event of Default that is subject to Section 10.3(c), Elwood shall have the right to do any or all of the following: (i) cure such default and seek reimbursement of any costs incurred by Elwood in effecting such cure, or offset such costs against any amounts thereafter payable by Elwood to Fuel Manager under this Agreement; (ii) terminate this Agreement as of the date specified in such termination notice; provided, however, that Fuel Manager
                                           --------  -------
     shall remain fully responsible and liable for performance of its obligations that arose prior to such termination date; or (iii) exercise all other rights and remedies available at law or in equity. Elwood shall provide notice to Fuel Manager of Elwood's intent to exercise its rights under the previous sentence, but Elwood's exercise of such rights shall in no way be conditioned upon the provision of such notice to Fuel Manager.
     In the event of any termination of this Agreement pursuant to this Section 10.3(b), Fuel Manager shall not be entitled to unwind any agreements entered into pursuant to this Agreement without the consent of Elwood.

          (c) Notwithstanding the foregoing, and the notice and cure periods provided for above, if Fuel Manager defaults in the performance of any of its obligations to deliver the Firm MDQ on any Non-Special Day or the quantity of Gas agreed upon by the Parties for a Special Day under Section 3.1(a) and such default prevents Elwood, or in Elwood's sole judgment is reasonably likely to prevent Elwood, from meeting its obligations to deliver power to its power customers, then Elwood shall have the right, as its sole remedy therefor, to procure replacement Gas for the Facility from Sellers or other sources on commercially reasonable terms and conditions and may utilize the Nicor T&B Agreement and the Gas Inventory (Elwood shall still be obligated to pay Fuel Manager for any of the Gas Inventory taken by Elwood in accordance with Section 5.1) to effectuate delivery of such Gas. Fuel Manager shall reimburse Elwood for any reasonable incremental costs incurred by Elwood in purchasing such replacement Gas and related services (including without limitation charges under the Nicor T&B Agreement covered by Section 5.2) within fifteen (15) days after demand therefor, together with interest thereon at the Default Rate and accrued from the date of such purchase until the date reimbursement is made. If Fuel Manager fails to reimburse Elwood for such costs within such fifteen
     (15) day period, then, in addition to all other rights, Elwood shall be entitled to offset such costs (including interest) against any amounts thereafter payable by Elwood to Fuel Manager under this Agreement.

     10.4 Elwood Default.

          (a) Each of the following shall constitute an "Elwood Event of Default":

               (i) If Elwood shall default in the performance of any of its obligations under this Agreement and Elwood shall fail to cure such default within five (5) days after receiving written notice from Fuel Manager.

               (ii)   Default occurs under either of the Elwood Guaranties;

               (iii) Liquidation (not as defined in this Agreement), dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment or other similar proceeding affecting the status, composition, identity, existence, assets or obligations of Elwood or an Elwood Guarantor, or the disaffirmance or termination of any of Elwood's or an Elwood Guarantor's covenants or obligations under this Agreement or an Elwood Guaranty in or as a result of any such proceeding.; and

               (iv) Any representation or warranty made by Elwood or an Elwood Guarantor herein, or in the Elwood Guaranties, as applicable, should prove to be materially untrue or breached as of the date this Term of this Agreement commences.

          (b) Upon the occurrence of an Elwood Event of Default, Fuel Manager shall have the right, upon seven (7) days notice to Elwood, to do any or all of the following: (i) terminate this Agreement; (ii) terminate the Agency granted to Fuel Manager pursuant to Section 8.1 hereof; and (iii) exercise all other rights and remedies available at law or in equity including, without limitation the right to recover from Elwood any future amounts due under Section 5.1(e) for any future months remaining in the term as if this Agreement had not been terminated pursuant to this Section. If Fuel Manager terminates this Agreement pursuant to clause (i) above, then Fuel Manager shall use its reasonable efforts to minimize the costs associated with unwinding Purchase Agreements; provided, however, that Fuel
                                                    --------  -------
     Manager shall not, without the consent of Elwood, unwind or terminate any such Purchase Agreements entered into by Fuel Manager pursuant to Article 8 with respect to which Elwood has financial exposure. In addition, in the event of such termination, Elwood shall reimburse Fuel Manager for all costs incurred by Fuel Manager to unwind any and all agreements entered into by Fuel Manager pursuant to Article 8.

     10.5 Release of Obligations.

Notwithstanding anything herein to the contrary, in the event either party terminates this Agreement pursuant to this Article X or any other provisions of this Agreement, the parties shall be released from all of their future obligations hereunder except any obligation (i) to make payments due hereunder with respect to the period prior to the effective date of the termination, (ii) if and as applicable, to pay damages with respect to a Fuel Manager Event of Default or Elwood Event of Default, to the extent such damages are expressly permitted as a remedy in addition to the right to terminate, (iii) to indemnify the other party under
Article XI, and (iv) of Fuel Manager under the last sentence of Section 4.3.

                                  ARTICLE XI
                                   INDEMNITY

     11.1    Fuel Manager Indemnity.

             (a) Without limiting Elwood's rights or remedies under Article 10, Fuel Manager agrees to indemnify, defend and hold Elwood, its members, officers, directors, employees and agents harmless from and against all claims, demands, suits, losses, liabilities, penalties, actions and expenses (including reasonable attorneys' fees and litigation costs) with respect to claims by third parties arising out of, resulting from or caused by:

                    (i) Claims associated with title to gas or liens therein;

                    (ii) Balancing, storage, or transportation costs, charges, penalties or fees resulting from Fuel Manager's sale of Gas to Persons other than Elwood;

                    (iii) Fines or penalties assessed by any governmental authority on account of Fuel Manager's actions;

                    (iv) Claims arising out of or relating to Fuel Manager's failure to comply with the requirements of Article 8 hereof;

                    (v) Claims arising out of or relating to Purchase Agreements or other agreements entered into by Fuel Manager on its own behalf or as Agent;

                    (vi) Claims arising out of or related to Taxes which Fuel Manager is obligated to pay or cause to be paid under Section 9.2; and

                    (vii) Any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever for personal injury, death or property damage to third parties caused by the negligence or willful misconduct of the indemnifying Party that arise out of or are in any manner connected with the performance of this Agreement, except to the extent such injury or damage is attributable to the gross negligence or willful misconduct of, or breach of this Agreement by, the Party seeking indemnification hereunder.

     11.2    Elwood Indemnity.

             (a)    Without limiting Fuel Manager's rights or remedies under
     Article 10, Elwood agrees to indemnify, defend and hold Fuel Manager, its members, officers, directors, employees and agents harmless from and against all claims, demands, suits, losses, liabilities, penalties, actions and expenses (including reasonable attorneys' fees and litigation costs) with respect to claims by third parties arising out of, resulting from or caused by:

                    (i) Claims associated with the consumption of the Gas by the Facility including any environmental claims;

                    (ii) Fines or penalties assessed by any governmental authority on account of Elwood's actions;

                    (iii) Claims arising out of or relating to Elwood's failure to comply with the requirements of Article 8 hereof;

                    (iv) Claims arising out of or relating to Purchase Agreements or other agreements entered into by Elwood on its own behalf;

                    (v) Claims arising out of or related to Taxes which Elwood is obligated to pay or cause to be paid under Section 9.2; and

                    (vi) Any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever for personal injury, death or property damage to third parties caused by the negligence or willful misconduct of the indemnifying Party that arise out of or are in any manner connected with the performance of this Agreement, except to the extent such injury or damage is attributable to the gross negligence or willful misconduct of, or breach of this Agreement by, the Party seeking indemnification hereunder.


     11.3    Survival.

The foregoing indemnity provisions shall survive expiration of the Term or termination of this Agreement.

                                  ARTICLE XII
                            LIMITATION OF LIABILITY

     12.1 Limitation of Liability. IN NO EVENT OR UNDER ANY CIRCUMSTANCES SHALL EITHER PARTY (INCLUDING SUCH PARTY'S MEMBERS AND THEIR RESPECTIVE AFFILIATES AND SUCH PARTY'S AND ITS MEMBERS' AND SUCH AFFILIATES' RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) BE LIABLE TO THE OTHER PARTY (INCLUDING SUCH PARTY'S AFFILIATES AND SUCH PARTY'S AND SUCH AFFILIATE'S RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) FOR ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OR DAMAGES IN THE NATURE OF LOST PROFITS, WHETHER SUCH LOSS IS BASED ON CONTRACT, WARRANTY OR TORT (INCLUDING INTENTIONAL ACTS, ERRORS OR OMISSIONS, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHERWISE), EXCEPT TO THE EXTENT SUCH

TYPE OF DAMAGES ARE EXPRESSLY PROVIDED FOR HEREIN. A PARTY'S LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES, OR IF LIQUIDATED DAMAGES ARE EXCLUSIVELY SPECIFIED HEREIN, TO SUCH LIQUIDATED DAMAGES, AND ALL OTHER DAMAGES AT LAW OR IN EQUITY ARE WAIVED.

                                 ARTICLE XIII
                        REPRESENTATIONS AND WARRANTIES

     13.1    By Fuel Manager.  Fuel Manager hereby represents and warrants that:

             (a) Fuel Manager is a limited liability company duly organized and validly existing under the laws of Delaware and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

             (b) The execution, delivery and performance by Fuel Manager of this Agreement have been duly authorized by all necessary company action, and do not and will not require any consent or approval of Fuel Manager's members or any third party (including any governmental authority) other than that which has been obtained.

             (c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage loan agreement, other evidence of indebtedness or any other agreement or instrument to which Fuel Manager is a party or which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

             (d) This Agreement constitutes the legal, valid and binding obligation of Fuel Manager enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor's rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

             (e) There is no pending or, to the knowledge of Fuel Manager, threatened action or proceeding affecting Fuel Manager before any governmental agency that purports to affect the legality, validity or enforceability of this Agreement.

     13.2    By Elwood.

Each of Elwood Energy LLC, Elwood Energy II, LLC and Elwood Energy III, LLC hereby represents and warrants with respect to itself that:

             (a) It is a Delaware limited liability company duly organized and validly existing under the laws of the State of Delaware and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

             (b) The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary company action and do not and will not require any consent or approval of it's Management Committee other than that which has been obtained.

             (c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage loan agreement, other evidence of indebtedness or any other agreement or instrument to which it is a party or which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

             (d) This Agreement constitutes the legal, valid and binding obligation of it enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditor's rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

             (e) There is no pending or, to its knowledge, threatened action or proceeding affecting Elwood before any governmental agency that purports to affect the legality, validity or enforceability of this Agreement.

                                  ARTICLE XIV
                                 FORCE MAJEURE

     14.1 Force Majeure Generally. Except with respect to payment obligations due from one party to the other hereunder, neither party shall be responsible or liable for its failure to perform any obligation hereunder, or be deemed in breach hereof, to the extent such failure to perform is due to the occurrence of an event of "Force Majeure," as that term is defined in Section
14.2 as applicable to such party, provided that:

             (a) The non-performing party (i) gives the other party prompt verbal notice of the occurrence and (ii) within forty-eight (48) hours of the beginning of the occurrence or by 5:00 p.m. Central Clock Time on the next Business Day after the beginning of the occurrence, whichever is the later to occur, gives the other party written notice describing the particulars of the occurrence;

             (b) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

             (c) The non-performing party uses its reasonable efforts to remedy its inability to perform;

             (d) When the non-performing party is able to resume performance of its obligations under this Agreement, that party shall give the other party written notice to that effect; and

             (e) The Force Majeure was not caused by or connected with any negligent or intentional acts, errors, or omissions, or failure to comply with any law, rule, regulation, order or ordinance by the party invoking the Force Majeure.

     14.2    Definition of Force Majeure.

             (a) In the case of Elwood, "Force Majeure" under this Agreement means any delay in the performance of its obligations hereunder due solely to circumstances beyond its reasonable control, and that could not have been prevented by due diligence, of Elwood, including without limitation: acts of God; weather-related events affecting an entire geographic region; strikes or other labor difficulties; war; riots; requirements, actions, or failures to act on the part of governmental authorities or changes in the law or applicable regulations subsequent to the date hereof preventing performance; inability despite due diligence to obtain or renew required licenses; accident; earthquake, sabotage; or fire.

             (b) In the case of Fuel Manager, "Force Majeure" under this Agreement means only and is limited to declarations of force majeure by Nicor Gas under the Nicor T&B Agreement, or by any of NBPL, APL, NGPL or any pipeline upstream of such pipelines under its tariff or transportation agreement, or by Peoples Gas under the Peoples Gas T&B Agreement, as the term "force majeure" is defined and applied in those documents, or a default by Nicor Gas under the Nicor T&B Agreement not due to Fuel Manager's failure to fulfill its responsibilities under this Agreement, if and only to the extent that such declaration(s) result(s) in a curtailment of transportation or storage service that directly impact Fuel Manager's ability to execute its responsibilities under this Agreement and are beyond the reasonable control of, and could not have been prevented by the due diligence of, Fuel Manager; provided, however, that if a declaration of
                                 --------  -------
     force majeure by any of NBPL, APL, NGPL is based on an outage of its pipeline system upstream of its interconnection with the facilities of Peoples Gas or Nicor Gas ("Pipeline Outage Condition") or if a declaration of force majeure by Nicor Gas is based on an outage of its pipeline system used to provide service to Elwood ("Nicor Gas Outage Condition") the parties agree that such Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable, shall have the effect of converting Fuel Manager's obligation to provide a firm gas supply into a reasonable efforts obligation for the duration of the Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable, and Fuel Manager shall be entitled to recover from Elwood (but only to the extent such costs have been approved by Elwood in advance) Fuel Manager's costs relating to Fuel Manager's performance during such Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable. Notwithstanding the foregoing, if Fuel Manager uses its reasonable efforts to perform during a Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable and, despite Fuel Manager's reasonable efforts and the exercise of Fuel Manager's due diligence, is unable to provide firm gas supply pursuant to this Agreement due to such Pipeline Outage Condition or Nicor Gas Outage Condition, as applicable, then such event shall qualify as a "Force Majeure" for Fuel Manager under this Agreement, subject to the other limitations on Force Majeure set forth in this Section 13 of this Agreement. Notwithstanding the foregoing provisions of this subsection (b), the Parties agree that if a declaration of force majeure by Nicor Gas under the Nicor T&B Agreement results in the occurrence of a Special Day, such Nicor Gas declaration will not excuse the Parties' obligations to deliver and receive on such Special Day the quantity of Gas subsequently agreed upon pursuant to Section 3.1(a), but that such obligations may be excused by a subsequent declaration of force majeure by Nicor Gas.

     14.3 Exclusions from Force Majeure. Notwithstanding the foregoing, the term Force Majeure does not include (i) changes in market conditions that affect the cost of Gas or any alternate supplies of Gas or (ii) Gas supply or transportation interruptions, except to the extent that Gas is unavailable generally on the NBPL, APL, NGPL, Nicor Gas or Peoples Gas systems at any price.

     14.4 Extended Force Majeure. In no event will any condition of Force Majeure extend this Agreement beyond its stated Term. If any condition of Force Majeure delays a party's performance for a time period greater than thirty (30) days, the party not delayed by such Force Majeure may terminate this Agreement, without further obligation; provided, however, that if the Force Majeure cannot
                            --------  -------
be overcome within such thirty (30) days with the exercise of reasonable diligence, the party not delayed shall grant an additional reasonable period of time in which to overcome such Force Majeure. In no event will such additional reasonable period of time exceed three (3) months.

                                  ARTICLE XV
                                 MISCELLANEOUS

     15.1 Notices. All notices, requests, demands or statements provided for in this Agreement shall be in writing and shall be sent by registered or certified mail, by nationally recognized air courier service or by telecopy (if confirmed by hard copy delivery by overnight air express). All such notices shall be deemed given when received; provided, however, if a party refuses
                                     --------  -------
receipt of a notice, then such notice shall be deemed given when receipt is so refused. Notices shall be sent to the following addresses:

     Fuel Manager:

          Cinergy Marketing & Trading, LLC
          1100 Louisiana, Suite 4900
          Houston, Texas 77002
          Attention: Contract Administration
          Telephone No.: 713-393-6813
          Fax No.: 713-890-3129

     with a copy to:

          Cinergy Marketing & Trading, LLC
          1100 Louisiana, Suite 4900
          Houston, Texas 77002
          Attention: Vice President-Marketing
          Telephone No.: 713-393-6854
          Fax No.: 713-890-3137

     Elwood:

          Elwood Energy LLC
          c/o Dominion Energy, Inc.
          5000 Dominion Blvd
          Glen Allen, Virginia 23060
          Attention: General Manager
          Fax No.: 804-273-2303
          Telephone No.: 804-273-3269

     with a copy to:

          Peoples Energy Resources Corporation
          150 North Michigan, 39/th/ Floor
          Chicago, IL 60601
          Attention: Elwood Energy Commercial Manager
          Telecopy No.: (312) 762-1635
          Telephone No.: (312) 762-1616

Each party shall have the right to change such notice address or add notice parties, by a notice given as aforesaid.

     15.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. ELWOOD AND FUEL MANAGER EACH HEREBY IRREVOCABLY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY TO THE ORIGINAL JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN HOUSTON, TEXAS WITH REGARD TO ANY SUIT, CLAIM OR ACTION IN ANY WAY RELATED TO THE EXECUTION, DELIVERY OR

PERFORMANCE OF THIS AGREEMENT, AND HEREBY IRREVOCABLY WAIVES ANY AND ALL OBJECTIONS TO WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH SUITS, CLAIMS OR ACTIONS IN SUCH JURISDICTIONS, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS. THE PARTIES HERETO FURTHER AGREE THAT ANY AND ALL SUCH SUITS, CLAIMS OR ACTIONS SHALL BE BROUGHT OR FILED EXCLUSIVELY IN SUCH COURTS AND NOWHERE ELSE.

     15.3 Copies. The parties shall provide copies to each other of any filings they make to FERC or to any state or other federal regulatory agency having jurisdiction if such filing relates to the subject of this Agreement.

     15.4 Non Waiver. The failure of either party to insist in any one or more instances upon strict performance of any provisions of this Agreement, or to take advantage of any right hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder.

     15.5 Headings. The headings contained in this Agreement are used solely for convenience and do not constitute a part of the Agreement between the parties, nor should they be used to aid in the construction of the Agreement or to limit meaning of any provision.

     15.6 Binding Effect. This Agreement shall benefit and bind the parties hereto and their permitted successors and assigns.

     15.7 Severability; Merger. The various provisions and clauses of this Agreement are severable, and the invalidity of any portion of this Agreement shall not affect the validity of the remainder of the Agreement. This Agreement constitutes the entire agreement and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

     15.8 Confidentiality. Each party agrees that the terms of this Agreement are confidential and that it will treat in confidence all documents, materials and other information marked "Confidential" or "Proprietary" by the disclosing Party ("Confidential Information") which it shall have obtained during the course of the negotiations leading to, and its performance of, this Agreement (whether obtained before or after the date of this Agreement). Confidential Information shall not be communicated to any third party (other than, in the case of Elwood, to its Affiliates who have a need to know such information, to its counsel, accountants, financial or tax advisors, or insurance consultants, to prospective partners and other investors in Elwood and their counsel, accountants, or financial or tax advisors, or in connection with its financing or refinancing; and in the case of Fuel Manager, to its Affiliates who have a need to know such information, or to its counsel, accountants, financial advisors, tax advisors or insurance consultants (in each case such parties hereafter referred to as "Representatives"). Each party hereby agrees to be responsible for a breach of this provision by its Representatives. As used herein, the term "Confidential Information" shall not include any information which (i) is or becomes available to a party from a source other than the other party, (ii) is or becomes available to the public other than as a result of disclosure by the receiving party or its agents, (iii) is required to be disclosed under applicable law or judicial, administrative or regulatory process, but only to the extent it must be disclosed or (iv) was previously known to the receiving party.

     15.9    Disagreements.

             (a) The parties shall attempt in good faith to resolve all disputes promptly by negotiation, as follows. A party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of both parties at levels at least one level above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten (10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days from the referral of the dispute to senior executives, or if no meeting of senior executives has taken place within fifteen (15) days after such referral, either party may initiate legal action. If a party intends to be accompanied at a meeting by an attorney, the other party shall be given at least three (3) Business Days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential.

             (b) The Parties agree that no written statements of position or offers of settlement made in the course of the negotiations described in
     Section 15.9(a) above will be offered into evidence for any purpose in any litigation or arbitration between the parties, nor will any such written statements or offers of settlement be used in any manner against either party in any such litigation or arbitration. Further, no such written statements or offers of settlement shall constitute an admission or waiver of rights by either party in connection with any such litigation or arbitration. At the request of either party, any such written statements and offers of settlement, and all copies thereof, shall be promptly returned to the party providing the same.

             (c) If a disagreement should arise on any matter which is not resolved as provided in Section 15.9(a), then, pending the resolution of the disagreement, Fuel Manager shall continue to perform in a manner consistent with the applicable provisions of this Agreement and Elwood shall continue to pay all charges and perform all other obligations required in accordance with the applicable provisions of this Agreement.

     15.10 Survival. Any provisions hereof which relate to the period after the termination of this Agreement shall survive the termination of this Agreement.

     15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same document.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement.

ELWOOD ENERGY LLC                          CINERGY MARKETING & TRADING, LLC
By:   /s/ Tony W. Belcher                  By:   /s/ Douglas N. Schomtz
   --------------------------                  ------------------------------
Name:  Tony W. Belcher                     Name: Douglas N. Schomtz
     ------------------------                   -----------------------------
Title: General Manager                     Title: Vice President
      -----------------------                    ----------------------------

ELWOOD ENERGY II, LLC
By: /s/ Ronald D. Usher
   --------------------------
Name:  Ronald D. Usher
     ------------------------
Title: General Manager
      -----------------------

ELWOOD ENERGY III, LLC
By: /s/ Ronald D. Usher
   --------------------------
Name:  Ronald D. Usher
   --------------------------
Title: General Manager
   --------------------------